Exhibit 14


                          Independent Auditors' Consent



The Board of Directors
First American Investment Funds, Inc.:


We consent to the incorporation by reference in the registration statement on Form N-14 (the "Registration Statement") of First American Investment Funds, Inc. (the "Strategic Fund") of our reports dated December 12, 1997 and April 3, 1998, relating to the financial statements and financial highlights of The Americas Income Trust Inc. and Highlander Income Fund Inc. (collectively, the "Piper Funds"), respectively. We also consent to the references to our Firm under the headings "Financial Statements" and "Comparison of Strategic Fund and the Piper Funds" in the Registration Statement.



                                           KPMG Peat Marwick LLP



Minneapolis, Minnesota
April 14, 1998